UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FONU2 INC.

(Exact name of registrant as specified in its charter)

Nevada	65-0773383
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

331 East Commercial Blvd.

Ft. Lauderdale, Florida  33334

(Address  of Principal Executive Offices)

Independent Contractors

(Full title of the plan)

Bradley C. Burningham, Esq.

455 East 500 South, Suite 205

Salt Lake City, Utah  84111

 (Name and address of agent for service)

801-363-7411

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ❑	Accelerated filer ❑
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	3,000,000 shares (1)	$0.02 (2)	$ 60,000	$8.18

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of common stock as may be issued in connection with shares splits, share dividends or similar transactions.

(2)

Pursuant to Rule 457 of the Securities Act of 1933, as amended, the proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee and is based on the closing sale price of the Common Stock as reported on the Over-the-Counter Bulletin Board (the “OTCBB”).  Our common stock is listed on the OTCBB under the trading symbol “FONU.”  On April 15, 2013, the closing sales price, as reported on the OTCBB, was $0.02.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

FONU2 Inc., a Nevada corporation (the “Company,” “us,” “we,” “our” and words of similar import), has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 3,000,000 shares of the Company’s common stock (the “Shares”) that may be issued to Branden T. Burningham, Esq., and Robert Nickolas Jones (collectively, the ”Consultants”) pursuant to engagement letters that we have entered into with the Consultants. The documents containing the information specified in Part I of this Registration Statement will be sent or given to the Consultants, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Part II, Item 3 of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a)

Our Transition Report on Form 10-K for the transition period from December 31, 2011 to September 30, 2012, filed on January 17, 2013, including all documents attached thereto or incorporated therein by reference, and all amendments thereto;

(b)

Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, filed May 21, 2012; June 30, 2012, filed August 22, 2012; and December 31, 2012, filed February 14, 2013, including all documents incorporated in such documents by reference and all amendments thereto;

(c)	Our Current Reports on Form 8-K filed on February 28, 2013 and March 19, 2013, including all documents attached thereto or incorporated therein by reference, and all amendments thereto; and

(d)

The description of our common stock contained in our Registration Statement on Form 10-SB filed on February 28, 2002, including all documents attached thereto or incorporated therein by reference, and all amendments thereto and all reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (“the Exchange Act”), after the date of this Form S-8 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Form S-8 from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Form S-8 to the extent that a statement contained in this Form S-8, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Form S-8, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Form S-8.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Bradley C. Burningham, Esq., who has prepared this Registration Statement and an opinion regarding the authorization, issuance and fully-paid and non-assessable status of our securities covered by this Registration Statement, presently owns no shares of our common stock and is not deemed to be an affiliate of ours or a person associated with an affiliate of ours.  His father, Leonard W. Burningham, Esq., with whom he shares offices with his brother, Branden T. Burningham, Esq., as sole practitioners of law, is the owner of 62,499 shares of our common stock; Branden T. Burningham, Esq., is the owner of 115,001 shares of common stock; and April Burningham, who is the wife of Branden T. Burningham, Esq., and the daughter-in-law of Leonard W. Burningham, Esq., is the owner of 10,000 shares of common stock by gift; however, Bradley C. Burningham has no interest whatsoever in these shares, though he, his father and his brother may be entitled to receive shares under the terms of the engagement letter that is attached as Exhibit 99.1 hereto.

The Shares being registered pursuant to this Form S-8 are being issued to the Consultants for services provided to the Company by the Consultants pursuant to engagement letters that are attached hereto as Exhibits 99.1 and 99.2, respectively.

Item 6.  Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes (the “NRS”) permits the Company to indemnify its directors and officers as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she:

(a	Is not liable pursuant to Section 78.138 of the NRS; or

(b

Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she:

(a	Is not liable pursuant to NRS 78.138; or

(b	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the NRS permits the Company to indemnify its directors and officers as follows:

1.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.	The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to Section 751:

(a)

Does not exclude any other rights to which a person seeking indemnification or advancement  of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

              Article Eight of our Articles of Incorporation requires the Company, to the fullest extent permitted by the NRS, to indemnify any and all persons whom it shall have the power to indemnify under the NRS from and against any and all of the expenses, liabilities or other matters referred to or covered therein.  Article VIII of our Bylaws reiterates the indemnification provisions of the NRS and authorizes the Company to advance expenses incurred in defending a civil or criminal action or suit or proceeding in advance of its final disposition upon a majority vote of a quorum of the Board of Directors and upon receipt of an undertaking on behalf of the person whose costs are advanced, agreeing to repay such amounts unless it is ultimately determined that he or she is indemnified by the Company.

Item 7.  Exemption from Registration Claimed

None; not applicable.

Item 8.  Exhibits

5.1  Opinion of Bradley C. Burningham, Esq. regarding legality

5.2  Memorandum of Bradley C. Burningham, Esq.

23.1  Consent of Bradley C. Burningham, Esq.

23.2  Consent of MaloneBailey, LLP

99.1 Engagement letter of Branden T. Burningham, Esq.

99.2 Engagement letter of Robert Nickolas Jones

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)  The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on April 11, 2013.

FONU2 Inc., a Nevada corporation

By:  /s/Robert B. Lees

Robert B. Lees, President

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